                                                                       Exhibit 6
                                 [Company Logo]

                                  May 14, 1999


To Our Shareholders:

         I am pleased to inform you that on May 10, 1999, ReSound Corporation (the "Company") entered into an Agreement and Plan of Merger with GN Great Nordic Ltd. and GN Acquisition Corporation, an indirect wholly-owned subsidiary of GN Great Nordic Ltd. Under the Agreement, GN Acquisition Corporation has commenced a cash tender offer to purchase all of the outstanding shares of the Company's Common Stock for $8.00 per share. The Offer will be followed by a Merger in which any remaining shares of the Company's Common Stock will be converted into the right to receive $8.00 per share in cash, without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE STOCK OPTION AGREEMENT DESCRIBED HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER, THE MERGER AND THE STOCK OPTION AGREEMENT AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, which are described in the attached
Schedule 14D-9 that has been filed today with the Securities and Exchange Commission. These factors include, among other things, the written opinion dated May 5, 1999 of BancBoston Robertson Stephens Inc., the Company's financial advisor, that, as of such date and based upon and subject to the matters set forth therein, the $8.00 in cash to be paid in the Offer and the Merger was fair from a financial point of view to the shareholders of the Company.

         In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated May 14, 1999, of GN Acquisition Corporation, together with related materials to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

                                   Sincerely,




                                   /s/ Russell D. Hays
                                   Russell D. Hays
                                   President and Chief Executive Officer